Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

95% Principal Protected Five Currency Basket Notes Due June 8, 2009
Final Term Sheet

Aggregate Principal Amount:	$6,000,000

Pricing Date:	April 22, 2008

Issue Date:	May 6, 2008

Maturity Date:

June 8, 2009 unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date will be the immediately preceding Business Day).

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Basket Currencies:	Brazilian Real (“BRL”), Indian Rupee (“INR”), Malaysian Ringgit (“MYR”), Singapore Dollar (“SGD”) and United Arab Emirates Dirham (“AED”)

CCY Initial:	The spot exchange rates for each Basket Currency and the U.S. Dollar, as calculated on the Pricing Date, which are:

BRL per USD = 1.6575

INR per USD = 39.95

MYR per USD = 3.1360

SGD per USD = 1.3505

AED per USD = 3.6720

CCY Final:

For each Basket Currency, the spot exchange rate between such Basket Currency and the U.S. Dollar expressed as the amount of the applicable Basket Currency unit per USD for customary settlement in the spot foreign exchange market as determined by the Calculation Agent in its sole discretion at 10:00 a.m. (New York time) on the Determination Date on the following Reuters Pages (except in the case of AED):

BRL = PTAX

INR =RBIB

MYR = ABSIRFIX01

SGD = ABSIRFIX01

AED= Calculation Agent’s reasonable determination of market rate at 3:00 p.m., London time, on the Determination Date.

Basket Performance:	The sum of the following as calculated by the Calculation Agent, expressed as a percentage:

1/5 (CCY Initial-CCY Final) / CCY Final for BRL

1/5 (CCY Initial-CCY Final) / CCY Final for INR

1/5 (CCY Initial-CCY Final) / CCY Final for MYR

1/5 (CCY Initial-CCY Final) / CCY Final for SGD

1/5 (CCY Initial-CCY Final) / CCY Final for AED

Redemption Amount:	On the Maturity Date an amount which will be:

If the Basket Performance is greater than 0.00%, a percentage of the principal amount of your note equal to 95% plus (the leverage of factor of 2.6 times the Basket Performance); or

If the Basket Performance is equal to or less than 0.00%, 95% of the principal amount of your note.

Determination Date:	May 22, 2009, unless such day is not a Business Day, in which case the Determination Date shall be the next day that is a Business Day.

CUSIP:	00254EEP3

		Hypothetical Redemption
Hypothetical Returns:	Hypothetical Basket	Amount (as a percentage of
	Performance	Principal Amount)

	20.00%	147.00%
	17.50%	140.50%
	15.00%	134.00%
	12.50%	127.50%
	10.00%	121.00%
	7.50%	114.50%
	5.00%	108.00%
	2.50%	101.50%
	0.00%	95.00%
	-2.50%	95.00%
	-5.00%	95.00%
	-7.50%	95.00%
	-10.00%	95.00%

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.